Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER EARNINGS

MIAMI (September 21, 2010) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $1.3 billion, or $1.62 diluted EPS, on revenues of $4.4 billion for its third quarter ended August 31, 2010. Net income for the third quarter of 2009 was $1.1 billion, or $1.33 diluted EPS, on revenues of $4.1 billion.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that earnings per share for the third quarter 2010 increased 22 percent over 2009 and were just 3 percent shy of third quarter record profits. The third quarter 2010 operating results were significantly better than anticipated in the company’s June guidance due to the combination of higher than expected revenue yields and lower than expected unit costs.

Commenting on the third quarter, Arison said, “Despite ongoing economic concerns, cruise ticket prices remained strong close to sailing rewarding consumers that booked early. We enjoyed robust demand across all products during our seasonally strong summer period. Our North American brands experienced a significant rebound in peak season revenue yields, increasing more than 10 percent over weak 2009 comparisons. Revenue yields for our European brands, which absorbed an 8 percent capacity increase, were up 1 percent (constant dollars) cycling relatively strong performance in the prior year. At the same time, our ongoing cost control efforts continued to bear fruit as we drove down operating, selling and administrative costs globally.”

Key metrics for the third quarter 2010 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) increased 6.2 percent for 3Q 2010, which was slightly above the company’s June guidance, up 5 to 6 percent. Net revenue yields in current dollars increased 2.5 percent due to unfavorable currency exchange rates. Gross revenue yields increased only 1.2 percent in current dollars driven by lower air transportation revenue.

•	Excluding fuel, net cruise cost per available lower berth day (“ALBD”) declined 2.4 percent in constant dollars, which was significantly better than June guidance, up 1 to 2 percent.

•

Including fuel, net cruise costs per ALBD increased 0.6 percent on a constant dollar basis (decreased 1.8 percent in current dollars). Gross cruise costs per ALBD decreased 2.8 percent in current dollars.

•	Fuel prices increased 17 percent to $473 per metric ton for 3Q 2010 from $405 per metric ton in 3Q 2009 but were slightly lower than June guidance of $493 per metric ton.

•

The third quarter 2010 was impacted by two unusual items, which reduced earnings by $24 million ($0.03 per share) – a $41 million charge to operating expense relating to a billing from the British Merchant Navy Officers Pension Fund partially offset by a $17 million litigation settlement.

Continuing with its strategic growth initiatives, the company took delivery of Holland America Line’s 2,106-passenger Nieuw Amsterdam, and signed a new ship order with Germany’s Meyer Werft for the construction of a 2,192-passenger cruise ship for AIDA Cruises to be delivered spring 2013. This marks the seventh new ship ordered for the flourishing German cruise market in the past six years.

2010 Outlook

Since June, booking volumes for the remainder of 2010 and the first half 2011 are running ahead of the prior year at prices in line with prior year levels. At this time, cumulative advance bookings for the remainder of the year and the first half 2011 are at higher prices (constant dollars) with occupancies for the fourth quarter 2010 in line with the prior year and for the first half 2011 slightly behind last year.

Arison noted, “The booking environment has remained solid and we expect revenue yields to continue to improve in 2011 and beyond as the economy regains its footing. Consumers continue to embrace vacations as a much needed escape from the rigors of daily life, while cruising remains an increasingly attractive option for those seeking greater value for their vacation dollar.”

The company expects full year 2010 net revenue yields, on a constant dollar basis, to increase 2.5 percent, in line with its June guidance of an increase of 2 to 3 percent. However, currency exchange rates have moved favorably since June guidance was provided. As a result, the company now expects net revenue yields on a current dollar basis to increase 1 percent for the full year 2010 compared to 2009.

Based primarily on lower costs achieved in the third quarter, the company now expects net cruise costs excluding fuel per ALBD for the full year 2010 to be down 4 percent on a constant dollar basis, which is better than its June guidance of down 2.5 to 3.5 percent. Since June guidance, favorable changes in currency exchange rates have increased earnings by $30 million. In addition, a decline in fuel prices has reduced forecasted fuel costs by $27 million. Based on current spot prices, fuel costs for full year 2010 are now expected to increase $410 million compared to 2009, costing an additional $0.51 per share.

Taking all the above factors into consideration, the company now forecasts full year 2010 fully diluted earnings per share to be in the range of $2.48 to $2.52, which is above June guidance of $2.25 to $2.35 and 2009 earnings of $2.24 per share.

Fourth Quarter 2010

Fourth quarter constant dollar net revenue yields are expected to increase 2.5 to 3.5 percent (down 1 to 2 percent on a current dollar basis) compared to the prior year. Net cruise costs excluding fuel per ALBD for the fourth quarter are expected to be 1 to 2 percent lower on a constant dollar basis (down 5 to 6 percent on a current dollar basis). For the fourth quarter, unfavorable currency exchange rates and fuel costs are expected to impact earnings by $60 million compared to the prior year, costing an additional $0.07 per share.

Based on the above factors and using current fuel prices and currency exchange rates, the company expects earnings for the fourth quarter 2010 to be in the range of $0.32 to $0.36 per share, compared to $0.24 per share in 2009.

During the fourth quarter Cunard Line’s 2,092-passenger Queen Elizabeth will be christened by Her Majesty Queen Elizabeth II in a much anticipated ceremony in Southampton, England. This will be the sixth ship to be delivered this year furthering the company’s strategy to expand its global presence.

Selected Key Forecast Metrics

	Full Year 2010		Fourth Quarter 2010
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	1.0%	2.5%	(1.0) to (2.0)%	2.5 to 3.5%
Net cruise cost / ALBD	1.0%	2.0%	(3.0) to (4.0)%	0.0 to (1.0)%
Net cruise cost excl. fuel / ALBD	(5.0)%	(4.0)%	(5.0) to (6.0)%	(1.0) to (2.0)%

	Full Year 2010	Fourth Quarter 2010

Fuel price/metric ton	$486	$479
Fuel consumption (metric tons in thousands)	3,330	860
Currency
Euro	$1.30 to €1	$1.27 to €1
Sterling	$1.54 to £1	$1.54 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2010 third quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 97 ships totaling more than 189,000 lower berths with 11 new ships contracted to be delivered between now and May 2014. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, high unemployment and underemployment rates, increasing taxation, and declines in the securities, real estate and other markets, and perceptions of these conditions, may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy; fluctuations in foreign currency exchange rates, particularly the movement of the U.S. dollar against the euro, sterling and the Australian and Canadian dollars; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in both the cruise ship and land-based vacation industries; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters, such as hurricanes, earthquakes and volcanic eruptions, and other incidents (including, but not limited to, ship fires and machinery and equipment failures or improper operation thereof), which could cause, among other things, individual or multiple port closures, injury, death, damage to property and equipment, oil spills, alteration of cruise itineraries or cancellation of a cruise or series of cruises or tours; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to the protection of disabled persons, employment, environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; increases in global fuel demand and pricing, fuel supply disruptions and other events impacting on Carnival Corporation & plc’s fuel and other expenses, liquidity and credit ratings; increases in Carnival Corporation & plc’s fuel expenses from complying with approved International Maritime Organization regulations that require the use of higher priced low sulfur fuels, which will change the specification and increase the price of fuel that ships will be required to use; changes in financing and operating costs, including changes in interest rates and food, payroll, port and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments, including ordering additional ships for its cruise brands from shipyards, on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; additional risks associated with Carnival Corporation & plc’s international operations not generally applicable to its U.S. operations; the pace of development in geographic regions in which Carnival Corporation & plc tries to expand its business; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc counterparties’ ability to perform; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors and reductions in the availability of and increases in the pricing for the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks and operations; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company structure. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended August 31,			Nine Months Ended August 31,
	2010		2009	2010	2009
Revenues
Cruise
Passenger tickets	$3,377		$3,105	$8,162	$7,566
Onboard and other	847		825	2,313	2,132
Tour and other	202		209	241	253

	4,426		4,139	10,716	9,951

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	517		515	1,455	1,469
Onboard and other	131		131	350	345
Payroll and related	426	(a)	387	1,200	1,105
Fuel	396		327	1,209	778
Food	223		223	647	624
Other ship operating	467	(b)	498	1,445	1,444
Tour and other	128		145	174	196

Total	2,288		2,226	6,480	5,961
Selling and administrative	381		381	1,181	1,166
Depreciation and amortization	355		336	1,049	964

	3,024		2,943	8,710	8,091

Operating Income	1,402		1,196	2,006	1,860

Nonoperating (Expense) Income
Interest income	3		4	10	10
Interest expense, net of capitalized interest	(90)		(95)	(285)	(281)
Other (expense) income, net	(2)		(8)	(7)	16

	(89)		(99)	(282)	(255)

Income Before Income Taxes	1,313		1,097	1,724	1,605

Income Tax (Expense) Benefit, Net	(10	) (c)	(24)	6	(8)

Net Income	$1,303		$1,073	$1,730	$1,597

Earnings Per Share
Basic	$1.65		$1.36	$2.20	$2.03

Diluted	$1.62		$1.33	$2.16	$2.00

Dividends Declared Per Share	$0.10			$0.30

Weighted-Average Shares Outstanding – Basic	789		787	788	787

Weighted-Average Shares Outstanding – Diluted	806		809	806	809

(a)	Includes a $41 million expense related to the British Merchant Navy Officers Pension Fund.
(b)	Includes a $17 million gain from a litigation settlement related to Queen Mary 2’s azipod propulsion system.
(c)	Includes a $12 million Italian investment incentive income tax benefit.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	August 31, 2010	November 30, 2009
ASSETS
Current Assets
Cash and cash equivalents	$527	$538
Trade and other receivables, net	388	362
Inventories	291	320
Prepaid expenses and other	239	298

Total current assets	1,445	1,518

Property and Equipment, Net	30,162	29,870

Goodwill	3,287	3,451

Trademarks	1,310	1,346

Other Assets	643	650

	$36,847	$36,835

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$415	$135
Current portion of long-term debt	1,153	815
Accounts payable	541	568
Accrued liabilities and other	991	874
Customer deposits	2,776	2,575

Total current liabilities	5,876	4,967

Long-Term Debt	7,644	9,097

Other Long-Term Liabilities and Deferred Income	732	732

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 645 shares at 2010 and 644 shares at 2009 issued	6	6
Ordinary shares of Carnival plc; $1.66 par value; 214 shares at 2010 and 213 shares at 2009 issued	355	354
Additional paid-in capital	8,109	7,920
Retained earnings	17,055	15,561
Accumulated other comprehensive (loss) income	(545)	462
Treasury stock; 38 shares at 2010 and 24 shares at 2009 of Carnival Corporation and 32 shares at 2010 and 46 shares at 2009 of Carnival plc, at cost	(2,385)	(2,264)

Total shareholders’ equity	22,595	22,039

	$36,847	$36,835

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

(in millions, except statistical information)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,617	2,485	6,888	6,383
Occupancy percentage	111.1%	111.4%	106.2%	106.4%
Fuel consumption (metric tons in thousands)	838	807	2,473	2,359
Fuel cost per metric ton (a)	$473	$405	$489	$330
Currencies
U.S. dollar to €1	$1.27	$1.41	$1.32	$1.37
U.S. dollar to £1	$1.52	$1.64	$1.54	$1.53

CASH FLOW INFORMATION
Cash from operations	$1,290	$1,189	$3,084	$2,630
Capital expenditures	$670	$446	$2,838	$2,402
Dividends paid	$79		$158	$314

SEGMENT INFORMATION
Revenues
Cruise	$4,224	$3,930	$10,475	$9,698
Tour and other	292	312	346	373
Intersegment elimination	(90)	(103)	(105)	(120)

	$4,426	$4,139	$10,716	$9,951

Operating expenses
Cruise	$2,160	$2,081	$6,306	$5,765
Tour and other	218	248	279	316
Intersegment elimination	(90)	(103)	(105)	(120)

	$2,288	$2,226	$6,480	$5,961

Selling and administrative expenses
Cruise	$373	$372	$1,158	$1,142
Tour and other	8	9	23	24

	$381	$381	$1,181	$1,166

Depreciation and amortization
Cruise	$344	$327	$1,019	$937
Tour and other	11	9	30	27

	$355	$336	$1,049	$964

Operating income
Cruise	$1,347	$1,150	$1,992	$1,854
Tour and other	55	46	14	6

	$1,402	$1,196	$2,006	$1,860

(a)	Fuel cost per metric ton is calculated by dividing the cost of fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(in millions, except ALBDs and yields)
Cruise revenues
Passenger tickets	$3,377	$3,105	$8,162	$7,566
Onboard and other	847	825	2,313	2,132

Gross cruise revenues	4,224	3,930	10,475	9,698
Less cruise costs
Commissions, transportation and other	(517)	(515)	(1,455)	(1,469)
Onboard and other	(131)	(131)	(350)	(345)

Net cruise revenues (a)	$3,576	$3,284	$8,670	$7,884

ALBDs (b)	17,255,120	16,241,798	49,720,444	46,063,860

Gross revenue yields (a)	$244.83	$241.99	$210.68	$210.54

Net revenue yields (a)	$207.23	$202.21	$174.37	$171.16

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(in millions, except ALBDs and costs per ALBD)

Cruise operating expenses	$2,160	$2,081	$6,306	$5,765
Cruise selling and administrative expenses	373	372	1,158	1,142

Gross cruise costs	2,533	2,453	7,464	6,907
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(517)	(515)	(1,455)	(1,469)
Onboard and other	(131)	(131)	(350)	(345)

Net cruise costs (a)	$1,885	$1,807	$5,659	$5,093

ALBDs (b)	17,255,120	16,241,798	49,720,444	46,063,860

Gross cruise costs per ALBD (a)	$146.84	$151.07	$150.13	$149.96

Net cruise costs per ALBD (a)	$109.24	$111.29	$113.82	$110.57

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using these measures to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of our operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the 2010 periods’ currency exchange rates have remained constant with the 2009 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $3.7 billion and $1.9 billion for the three months ended August 31, 2010 and $8.7 billion and $5.6 billion for the nine months ended August 31, 2010, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $4.4 billion and $2.6 billion for the three months ended August 31, 2010 and $10.5 billion and $7.4 billion for the nine months ended August 31, 2010, respectively.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

###